Exhibit 99.1

EARNINGS RELEASE	July 29, 2009

NORTHWEST PIPE REPORTS SECOND QUARTER 2009 RESULTS

Vancouver, WA, July 29, 2009…Northwest Pipe Company (NASDAQ: NWPX) today reported sales of $74.9 million and per share earnings of $0.26 for the second quarter ended June 30, 2009. Net income for the quarter was $2.4 million. In the same quarter of 2008, sales were $112.1 million and net income was $8.4 million, with earnings per share of $0.90.

Water Transmission Results

Revenues for the Water Transmission Group were $59.3 million in the second quarter of 2009 compared to $74.9 million in 2008. Second quarter gross profit in 2009 was $12.8 million, or 21.6% of sales, compared to $14.8 million, or 19.7% of sales in 2008.

“Water Transmission revenues and gross margins met our expectations this quarter,” said Brian W. Dunham, President and Chief Executive Officer of the Company. “Volume was not as strong as we would like, but this was anticipated due to the timing and unbalanced locations of projects.”

Tubular Products Results

The Tubular Products Group sales were $15.6 million in the second quarter of 2009, compared to $37.2 million in 2008. Gross margin for the quarter was a negative $2.6 million, compared to gross profit of $9.8 million in the same quarter of 2008.

“Selling prices across all product lines in the Tubular Products Group continued to fall throughout the quarter. Even though our costs also declined during this quarter, our margins turned negative as selling prices dropped precipitously,” said Dunham. “At the same time, demand continued to be slow. Demand for our largest product line, energy pipe, has been severely depressed in recent months As of today, it appears unlikely there will be a recovery in the natural gas market this year.”

Outlook

“The second quarter was challenging due to the price declines in the Tubular Products Group. Additionally, our backlog went down to $190 million due to a significant order in the Water Transmission Group that did not materialize. However, as we look ahead, this is still a strong backlog and we do project an increase in bidding activity and a corresponding increase in backlog in the third quarter,” noted Dunham. “While the Tubular Products Group will have another difficult quarter, we expect to see margins improve as steel prices have begun to increase in recent weeks. We have seen some corresponding price increases in our end markets as well. At this time, we expect modest growth in both groups in both the 3rd and 4th quarters.”

“Difficult market conditions, particularly in Tubular Products, are affecting our business in 2009 and will continue to do so as we look ahead to the rest of the year. We will maintain our efforts to control our costs and yet maintain our competitive strengths so we are positioned to react as conditions improve. Our financial position is sound and we continue to see strong long-term prospects in both of our business segments,” Dunham concluded.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico and a subsidiary in Singapore.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s second quarter 2009 earnings conference call will be held on Wednesday, July 29, 2009, at 8:00 a.m. PDT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 866-380-8128 with the password 6301 approximately one hour after the event.

CONTACT:	Brian Dunham, Chief Executive Officer
Stephanie Welty, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net Sales:
Water Transmission	$59,303	$74,861	$118,158	$138,730
Tubular Products	15,592	37,245	38,140	67,379

Net Sales	74,895	112,106	156,298	206,109

Cost of Sales:
Water Transmission	46,468	60,083	94,031	109,499
Tubular Products	18,149	27,405	39,252	54,207

Total Cost of Sales	64,617	87,488	133,283	163,706

Gross Profit:
Water Transmission	12,835	14,778	24,127	29,231
Tubular Products	(2,557)	9,840	(1,112)	13,172

Gross Profit	10,278	24,618	23,015	42,403

Selling, General, and Administrative	5,761	9,285	13,006	17,246

Operating Income	4,517	15,333	10,009	25,157

Interest Expense, Net	1,028	1,329	2,254	3,135

Income Before Income Taxes	3,489	14,004	7,755	22,022

Provision for Income Taxes	1,066	5,605	2,702	8,576

Net Income	$2,423	$8,399	$5,053	$13,446

Basic Earnings per Share	$0.26	$0.92	$0.55	$1.47

Diluted Earnings per Share	$0.26	$0.90	$0.54	$1.44

Shares Used in Per Share Calculation:

Basic	9,237	9,151	9,228	9,119

Diluted	9,368	9,348	9,362	9,330

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	June 30 2009	December 31 2008
Assets:
Cash and Cash Equivalents	$121	$90
Trade and Other Receivables, Net	52,515	75,923
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	95,364	106,234
Inventories	63,494	87,348
Other Current Assets	11,058	12,436

Total Current Assets	222,552	282,031
Property and Equipment, Net	204,780	194,035
Other Assets	34,179	33,368

Total Assets	$461,511	$509,434

Liabilities:
Current Maturities of Long-Term Debt	$7,286	$6,543
Accounts Payable	24,429	34,109
Accrued Liabilities	8,854	10,111
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	1,613	8,020

Total Current Liabilities	42,182	58,783
Long-Term Note Payable to Financial Institution	41,660	82,065
Other Long-Term Debt, Less Current Maturities	32,980	32,379
Other Liabilities	47,546	44,646

Total Liabilities	164,368	217,873

Stockholders’ Equity	297,143	291,561

Total Liabilities and Stockholders’ Equity	$461,511	$509,434